POWER OF ATTORNEY

This Statement confirms that the undersigned, Charles B. Johnson, has authorized and designated Barbara J. Green, Steven Gray, David Goss, Jason Venner and Bruce Bohan, each acting individually, as the undersigned's true and lawful attorney-in-fact, with full power and authority as hereinafter described on behalf of and in the name, place and stead of the undersigned to 1) prepare, execute, acknowledge, deliver and file Forms 3, 4, and 5 (including any amendments thereto) with respect to the securities of any registered closed-end company for which an affiliate of Franklin Resources, Inc. is an investment adviser thereto (each a "Reporting Entity"), with the United States Securities and Exchange Commission, any national securities exchanges and the Reporting Entity, as considered necessary or advisable under Section 16(a) of the Securities Exchange Act of 1934 and the rules and regulations promulgated thereunder, as amended from time to time (the "Exchange Act"); 2) Seek or obtain, as the undersigned's representative and on the undersigned's behalf, information on transactions in the Reporting Entity's securities from any third party, including brokers, employee benefit plan administrators and trustees, and the undersigned hereby authorizes any such person to release any such information to the undersigned and approves and ratifies any such release of information; and 3) perform any and all other acts which in the discretion of such attorney-in-fact are necessary or desirable for and on behalf of the undersigned in connection with the forgoing.

Date:    14th day of July, 2005                                                    s/Charles B. Johnson

                                                                                                   Charles B. Johnson